
                                                                                   EXHIBIT 11(1)

                                                   PROMUS HOTEL CORPORATION
                                            COMPUTATION OF PER SHARE EARNINGS (1)

                                                              1995           1994           1993
                                                       -----------    -----------    -----------
Income before extraordinary items...................   $43,760,000    $36,319,000    $16,926,000
Extraordinary items, net of income tax..............     2,819,000              -              -
                                                       -----------    -----------    -----------
Net income..........................................   $46,579,000    $36,319,000    $16,926,000
                                                       ===========    ===========    ===========

PRIMARY EARNINGS PER SHARE
Weighted average number of common shares
  outstanding.......................................    51,365,016     51,360,013     51,360,013
Common stock equivalents
  Additional shares based on average market price
    for the period applicable to
      Restricted stock..............................       (26,295)       (39,090)       (39,090)
      Stock options.................................       229,839        252,002        252,002
                                                       -----------    -----------    -----------
Average number of primary common and
  common equivalent shares outstanding..............    51,568,560     51,572,925     51,572,925
                                                       ===========    ===========    ===========
Primary earnings per common and common
  equivalent share
    Income before extraordinary items...............   $      0.85    $      0.70    $      0.33
    Extraordinary items, net of income tax..........          0.05              -              -
                                                       -----------    -----------    -----------
    Net income......................................   $      0.90    $      0.70    $      0.33
                                                       ===========    ===========    ===========

FULLY DILUTED EARNINGS PER SHARE
Average number of primary common and
  common equivalent shares outstanding..............    51,568,560     51,572,925     51,572,925
Change in shares based on period-end price
  applicable to
    Restricted stock................................        (1,218)             -              -
    Stock options...................................        (3,473)             -              -
                                                       -----------    -----------    -----------
Average number of fully diluted common
  and common equivalent shares outstanding..........    51,563,869     51,572,925     51,572,925
                                                       ===========    ===========    ===========
Fully diluted earnings per common and
  common equivalent share
    Income before extraordinary items...............   $      0.85    $      0.70    $      0.33
    Extraordinary items, net of income tax..........          0.05              -              -
                                                       -----------    -----------    -----------
    Net income......................................   $      0.90    $      0.70    $      0.33
                                                       ===========    ===========    ===========

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(1) For purposes of computing earnings per share on a comparable basis, the weighted average number of common shares outstanding and common stock equivalents are assumed to be equal to those actually outstanding on June 30, 1995.